Exhibit 10.6

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”), dated as of August 27,  2012, is entered into by and between Lainie Goldstein (the “Employee”) and Take-Two Interactive Software, Inc. (the “Employer” or the “Company”).

WHEREAS the Employee and the Employer desire to amend the terms of Employee’s May 12, 2010 Employment Agreement, including the First Amendment thereto dated October 25, 2010, (collectively, the “Employment Agreement”);

NOW, THEREFORE, in consideration of their mutual promises, Employee and the Company hereby agree to this Second Amendment to the Employment Agreement as follows:

1.              Section 1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

a.              The Employee and Company agree to extend the term of the Employment Agreement for a period commencing on November 1, 2012 and continuing through March 31, 2013 (the “Extension Period”). After the Extension Period, this Agreement shall be renewable automatically for successive one-year periods (each such period being referred to as a “Renewal Term” and together with the Extension Period referred to as the “Term”), unless, at least ninety (90) days prior to the expiration of the Extension Period or any Renewal Term, either the Employee or the Employer gives written notice that employment will not be renewed (as the case may be, a “Notice of Non-Renewal”).

2.              Employee shall receive a two percent (2%) increase in Salary effective at the start of each Renewal Term that Employee is employed by the Company beginning with the Renewal Term commencing on April 1, 2013.

3.              Sections 3(b) and (c) of the Employment Agreement are hereby respectively amended and restated in their entirety to read as follows:

a.              The Employee shall be eligible to receive an annual bonus (“Bonus”) with respect to each Fiscal Year that Employee is employed by the Company based upon the EBITDA of the Company (defined as GAAP Net Income recorded for the Company, adding back in Interest, Depreciation, Amortization and Tax expenses) as compared to the Company’s budgeted EBITDA as follows:

Actual EBITDA	Annual Bonus
Less than 80% of the Budget	No bonus earned
80% - 100% of the Budget	* 0% - 70% of Salary
100% - 120% of the Budget	* 70% - 100% of Salary
120% - 150% of the Budget	* 100% - 140% of Salary
Greater than 150% of the Budget	Capped at 140% of Salary

*The Bonus in this range will be determined based on a proportional sliding scale. Target bonus is 70% of Salary.

The budgeted EBITDA for the Company with respect to each Fiscal Year shall be determined by the Board after good faith consultation with the Employee and in accordance with past practices and shall be communicated to the Employee in writing within 45 days following the commencement of each such Fiscal Year. The actual EBITDA with respect to each Fiscal Year shall be calculated by the Company in the same manner as the budgeted EBITDA for such Fiscal Year and shall be communicated to the Employee in writing within 60 days following the end of such Fiscal Year.

b.              The Bonus, if any, for any Fiscal Year shall be paid within 90 days following the end of such Fiscal Year, provided that the Employee is employed by the Company on such date and subject to the provisions of Section 6(c) of the Employment Agreement.

4.              The Employee shall receive a one-time grant of 444,068 shares of the Company’s restricted common stock (the “One-Time Grant”). The One-Time Grant will be subject to the terms and conditions of the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan (the “Stock Plan”) and the applicable grant letter. The One-Time Grant will be made on the fifth trading day following the filing of the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2012 (the “Grant Date”) and will vest in six annual installments commencing on March 31, 2013 subject to stock price thresholds measured from the date of this Second Amendment, as set forth in the applicable grant letter.

5.              The Employment Agreement, together with this Second Amendment, comprise the parties’ entire agreement and supersede any and all other agreements, either oral or in writing, between Employee and the Company with respect to Employee’s employment by the Company, and contain all of the covenants and agreements between Employee and the Company with respect to such employment in any manner whatsoever. Any modification or termination of the Employment Agreement, including this Second

Amendment, will be effective only if in writing and signed by both parties. Except as expressly set forth in this Second Amendment, the Employment Agreement and all of its provisions shall continue unchanged, in full force and effect, for the duration of Employee’s employment with the Company.

6.              This Second Amendment may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Photographic, electronically scanned and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

TAKE-TWO INTERACTIVE		EMPLOYEE
SOFTWARE, INC.

By:	/s/ Karl Slatoff	/s/ Lainie Goldstein
Karl Slatoff		Lainie Goldstein
Chief Operating Officer